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                                                                     EXHIBIT 4.4

                                                                          [DATE]

                        FORM OF EXCHANGE AGENT AGREEMENT

Wells Fargo Bank, National Association
MAC E2818-176
17th Floor
707 Wilshire Blvd.
Los Angeles, CA 90017-3501
Attn: Ms. Jeanie Mar

Ladies and Gentlemen:

      Seminis Vegetable Seeds, Inc., a company incorporated under the laws of California (the "Company"), Seminis, Inc., a company incorporated under the laws of Delaware (the "Parent"), Petoseed International, Inc., a company incorporated under the laws of California ("Petoseed"), PGI Alfalfa, Inc., a company incorporated under the laws of Iowa ("PGI") and Baxter Seed Co., Inc., a company incorporated under the laws of Texas ("Baxter", and together with the Parent, Petoseed and PGI, the "Guarantors") propose to make an offer (the "Exchange Offer") to exchange all of their outstanding original 10-1/4% Senior Subordinated Notes due 2013 issued on September 29, 2003 and related guarantees (the "Old Notes") for their new 10-1/4% Senior Subordinated Notes due 2013 and related guarantees (the "New Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated _______, 2004 (the "Prospectus"), proposed to be distributed to all record holders of the Old Notes. The Old Notes and the New Notes are collectively referred to herein as the "Notes".

      The Company and the Guarantors hereby appoint Wells Fargo Bank, National Association, to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to Wells Fargo Bank, National Association.

      The Exchange Offer is expected to be commenced by the Company and the Guarantors on or about ______, 2004. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Old Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Notes tendered in connection therewith.

      The Exchange Offer shall expire at 5:00 p.m., New York City time, on ______, 2004 or on such subsequent date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

      The Company expressly reserves the right to amend or terminate the Exchange Offer, and
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not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer." The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

      In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

      1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

      2. You will establish a book-entry account with respect to each of the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account for such Old Notes in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

      3. You are to examine each of the Letters of Transmittal and certificates for Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Old Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.

      4. With the approval of the Chief Executive Officer, any Executive Senior Vice President or any Vice President of the Company or any other party designated in writing by such an officer (such approval, if given orally, to be promptly confirmed in writing), you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

      5. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering Your Original Notes", and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

      Notwithstanding the provisions of this Section 5, Old Notes which the Chief Executive


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Officer, any Executive Senior Vice President or any Vice President of the
Company, or any other party designated in writing by such an officer, shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

      6. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

      7.    You shall accept tenders:

            (a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

            (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

            (c) from persons other than the registered holder of Old Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

      You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the registrar for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

      8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such Old Notes for New Notes and cause such Old Notes to be cancelled. Delivery of New Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the corresponding series of Old Notes tendered promptly after notice (such notice, if given orally, to be promptly confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents. You shall issue New Notes only in denominations of $1,000 or any integral multiple thereof.

      9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.


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      10. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

      11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

      12. All certificates for reissued Old Notes, unaccepted Old Notes or New Notes shall be forwarded by first-class mail.

      13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

      14. As Exchange Agent hereunder you:

            (a) shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith;

            (b) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between you and the Company;

            (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

            (d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

            (e) may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed or presented by the proper person or persons;

            (f) may act upon any tender, statement, request, document, agreement, certificate


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or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

            (g) may conclusively rely on and shall be protected in acting in good faith upon written or oral instructions from any authorized officer of the Company;

            (h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

            (i) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes;

provided, however, that in no way will your general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing.

      15. You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and Notice of Guaranteed Delivery (as defined in the Prospectus), or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: [_____________], [Title].

      16. You shall advise the Company by facsimile transmission, Attention:
[___________], [Title], at facsimile number [____________] and Attention: Juliet
L. Ream, General Counsel, at facsimile number (805) 918-2530, and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the number of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to


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decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered and the aggregate principal amount of Old Notes accepted, and you shall deliver said list to the Company.

      17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

      18. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto. The provisions of this section shall survive the termination of this Agreement.

      19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

      20. The Company covenants and agrees to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including attorneys' fees and expenses, incurred without gross negligence, willful misconduct or bad faith on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you to be valid, genuine and sufficient, and in accepting any tender or effecting any transfer of Old Notes believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or cable or by facsimile which is confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit; provided, that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both you and the Company and representation of both parties by the same legal counsel would, in the written opinion of your counsel, be inappropriate due to actual or potential conflicting interests between you and the Company. You understand and agree that the Company shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for you. The provisions of this section shall survive the termination of this Agreement.


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      21. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, the Guarantors or any of their subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

      22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing tax identification numbers, and shall file any appropriate reports with the Internal Revenue Service.

      23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes and, upon receipt of a written approval from the Company, shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

      24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles.

      25. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successor and assigns of each of the parties hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Old Notes or New Notes shall have any right, benefit or remedy of any nature whatsoever under, or by reason of, this Agreement.

      26. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

      27. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      28. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.


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      29. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

      If to the Company:

                  Seminis Vegetable Seeds, Inc.
                  2700 Camino del Sol
                  Oxnard, CA  93030
                  Facsimile: (805) 918-2530
                  Attention: Chief Legal Counsel

      with copies to:

                  Milbank, Tweed, Hadley & McCloy
                  1 Chase Manhattan Plaza
                  New York, NY  10005
                  Facsimile:  (212) 822-5530
                  Attention:  Howard Kelberg

      If to the Exchange Agent:

                  Wells Fargo Bank, National Association
                  MAC E2818-176
                  17th Floor
                  707 Wilshire Blvd.
                  Los Angeles, CA  90017-3501
                  Facsimile: (213) 614-3355
                  Attention: Ms. Jeanie Mar

      30. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 18, 19, 20, 21 and 24 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

      31. This Agreement shall be binding and effective as of the date hereof.


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      Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                    SEMINIS VEGETABLE SEEDS, INC.

                                    By:
                                       ---------------------------
                                       Name:
                                       Title:

                                    SEMINIS, INC.

                                    By:
                                       ---------------------------
                                       Name:
                                       Title:

                                    PETOSEED INTERNATIONAL, INC.

                                    By:
                                       ---------------------------
                                       Name:
                                       Title:

                                    PGI ALFALFA, INC.

                                    By:
                                       ---------------------------
                                       Name:
                                       Title:

                                    BAXTER SEED CO., INC.

                                    By:
                                       ---------------------------
                                       Name:
                                       Title:


Accepted as of the date
first above written:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Exchange Agent


By:
   ---------------------------
   Name:
   Title:


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